Exhibit 99.1

SURGE GLOBAL COMPLETES DRILLING WYOMING WELL AND ACQUIRES ADDITIONAL INTEREST

SOLANA BEACH, Calif., December 12, 2008 (GLOBE NEWSWIRE) -- Surge Global Energy, Inc.  (SRGG.OB) is pleased to announce that Surge Energy Resources, Inc., a wholly owned subsidiary, concluded drilling operations in the Qualmay #12-42, a 7,227 foot well drilled in Park County, Wyoming and completion of the well was deemed advisable. Both Surge and the Operator of the well were pleased with the logging results which indicated approximately 30 feet of productive sands in both the Mid-Frontier and Peay zones, with several additional sands also deemed productive in uphole pay zones.

The Qualmay #12-42 well was drilled to the total anticipated depth and completion operations including two fracture stimulation procedures are expected to be concluded within the next four weeks at which time the well is expected to be placed into production and  projected total reserves and production levels will be obtainable at that time.

Based on the favorable logging results, Surge Energy Resources entered into an amended participation agreement with Delaphin Energy Resources III, LLC to acquire an additional 10% interest in the drilling and completion of the Qualmay 12-42 well on the same terms as the initial interest.  Surge Energy Resources will accordingly increase its working interest from 25% to a 35% in all income until payout at which time Surge’s working interest will be reduced to 21% for the life of the well. Also acquired in the original and amended agreement are future rights to participate on three to five additional wells on 520 acres of adjoining land.

Estimated drilling costs and completion costs for the additional 10% working interest in the Qualmay #12-42 well are estimated at $167,000, which Surge will fund using existing cash on hand.

Drilling operations in Surge’s Crane County, Texas well also reached their intended depth and logging of the well indicated that insufficient producable hydrocarbons were located to merit completion and the Company is re-evaluating its operations in this area..

ABOUT SURGE GLOBAL ENERGY, INC.

Surge is engaged in the acquisition of crude oil and natural gas properties in the United States and Canada. Surge also seeks investment in developing oil and natural gas projects and companies engaged in alternative fuel technologies.

Surge is committed to the creation of a diversified portfolio of oil and natural gas producing properties. Surge will maximize shareholder value by targeting low and medium risk projects that create meaningful reserves, production and cash flow. Energy investments include companies developing alternative fuel technologies.

Surge has also acquired leases in Green Valley, Nevada, on which it plans to drill for oil in 2009 and a convertible Note and common stock in 11 Good Energy, Inc., developer of G2 Diesel, a next generation bio-diesel fuel.  Surge owns stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (CDNX:NPE.V), which is listed on the TSX Venture Exchange. Surge has approximately 31.5 million shares of common stock outstanding and 38 million shares fully diluted.

For more information on Surge please visit our website at: www.surgeglobalenergy.com

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Exchange Act Reports on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB and the risk factors contained therein.

Contact

Surge Global Energy, Inc.
E.  Jamie Schloss, CEO
858-720-9900
EJSchloss@surgeglobalenergy.com

Ken Wasserman
Safe Harbor Communications, LLC
212-966-8663
safeharborcommunications@gmail.com